Exhibit 4.7

AMENDMENT NO. 2
TO THE
RAI 401K SAVINGS PLAN

THIS AMENDMENT NO. 2 to the RAI 401k Savings Plan (the “Plan”), restated as of January 20, 2015, is made and entered into the 23rd day of June, 2015.  The provisions of this Amendment shall be effective as of June 12, 2015.

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by action taken on June 23, 2015, authorized an amendment to the Plan to clarify the definition of “Compensation” for employees who became employed by RAI or one of its subsidiaries as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 15, 2014, among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co., and the subsequent merger of Lorillard Tobacco Company, LLC with and into R. J. Reynolds Tobacco Company; and

WHEREAS, such action of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions;

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Section II. of Schedule A of the Plan is hereby amended by inserting the following new subsection (k) at the end thereof:

“(k)
The one-time lump sum payment paid to a Former Lorillard Employee for purposes of satisfying the requirement in the Agreement and Plan of Merger, dated as of July 15, 2014, among Lorillard, Inc., Reynolds American Inc. and Lantern Acquisition Co., to provide, for a period of one year following the Lorillard Closing Date, base compensation, salary and wages that are no less favorable than those provided as of immediately prior to the Lorillard Closing Date.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 2 as of the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ Constantine E. Tsipis
Constantine E. Tsipis
Secretary